Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-447-9292
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2012 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Full year record earnings of $24,517,000, or $1.21 per diluted common share, increased 28% from 2011

•	Fourth quarter earnings of $6,523,000, or $0.30 per diluted common share, increased 16% from the 2011 fourth quarter

•	Managed assets hit an all-time high at $1.22 billion, including $723 million at Medallion Bank

•	Delinquent loans on a managed basis decreased to under 0.5%

•	Quarterly dividend increased to $0.22 per share, highest in twelve years

NEW YORK, NY – March 5, 2013 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $6,523,000 or $0.30 per diluted common share in the 2012 fourth quarter, up $891,000 or 16% from $5,632,000 or $0.32 per diluted common share in the 2011 fourth quarter. For the 2012 full year, net increase in net assets resulting from operations was a record $24,517,000 or $1.21 per diluted common share, up 28% from $19,163,000 or $1.09 per share in 2011.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the fourth quarter and full year results. Total earnings for the year were the highest since the Company went public 16 years ago. We are also pleased that we will be increasing our dividend to $0.22 per share, the highest it’s been in 12 years. Over the last 10 years we have given our shareholders an annual return including dividends of over 24% per year. We are proud to have performed so well, and we feel confident in our future.”

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Medallion Financial Announces 2012 Fourth Quarter and Full Year Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $5,282,000 in the 2012 fourth quarter, compared to $3,980,000 in the 2011 fourth quarter, an increase of $1,302,000 or 33%. For the 2012 full year, Medallion Bank earned $19,546,000, up 24% from $15,775,000 in 2011. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds.

Medallion Financial’s net interest margin was 6.43% for the 2012 fourth quarter and 4.89% for the full year, compared to 7.00% and 5.10% for the comparable 2011 periods. On a combined basis with Medallion Bank, the net interest margin was 6.48% and 6.31% in the quarter and full year, compared to 7.18% and 6.68% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures reflect the strong portfolio earning power of Medallion, as net interest margins remained at high levels compared to most other financial institutions.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “Even with our higher share count, we were still able to sustain and grow our per share earnings due in part to continued strong loan demand, very solid credit performance by the portfolio, and controlled operating expenses. In addition, delinquencies remain at exceptionally low levels. Medallion’s capital and liquidity levels remained strong, with over $61,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $96,000,000 of availability in our other funding sources. Medallion’s debt to equity ratio is only 1.49 to 1, providing ample room for increasing our leverage and growing our businesses down the road.”

Mr. Hall continued, “In addition, during 2012 we have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability, lowering our cost of borrowed funds by 31 basis points from 2011. We see additional opportunities to continue this as rates remain near historic lows. For example, much of our $60,000,000 of SBA debentures carries higher than market rates, and can be refinanced to current lower levels, subject to SBA approval, which if it occurs, should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $294,000,000 at year end, down $13,000,000 or 4% from $307,000,000 a year ago, primarily due to the funding of most new medallion loan originations at Medallion Bank. Total managed medallion loans increased $12,000,000 or 2% to $688,000,000 at year end, up from $676,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $57,000,000 at year end, up $3,000,000 or 5% from $54,000,000 a year ago. The managed commercial loan portfolio was $113,000,000 at year end, down $2,000,000 or 2% from $115,000,000 last year. Medallion Bank’s consumer loan portfolio increased $66,000,000 or 34% to $259,000,000 at year end from $193,000,000 a year ago. Overall, total managed assets increased $77,000,000 or 7% to $1,219,000,000 at year end, up from $1,142,000,000 a year ago.

Asset quality remained very strong, with managed loans 90 days or more past due of only 0.4% at year end, down from 1.8% a year ago, and 1.4% at the end of 2010.

Medallion Financial also announced a dividend of $0.22 per share for the 2012 fourth quarter, up from $0.20 per share in the 2011 fourth quarter. This brings the total dividends declared over the last four quarters to $0.85, up 15% from $0.74 cents in 2011, and equates to a yield of approximately 6.5% based on the closing price of the Company’s stock on March 4, 2013. The current dividend will be paid on March 28, 2013, to shareholders of record on March 21, 2013. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $185,506,000 or $11.45 per share in dividends.

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Medallion Financial Announces 2012 Fourth Quarter and Full Year Results p. 3

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2011 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2012	2011
Total investment income	$32,344	$37,227
Total interest expense	10,858	13,538

Net interest income	21,486	23,689

Total noninterest income	1,135	1,185

Salaries and benefits	8,862	8,480
Professional fees	1,381	1,515
Occupancy expense	828	911
Other operating expenses	2,785	3,205

Total operating expenses	13,856	14,111

Net investment income before income taxes	8,765	10,763
Income tax (provision) benefit	—	—

Net investment income after income taxes	8,765	10,763

Net realized losses on investments	(6,731)	(546)

Net change in unrealized appreciation on investments	14,587	1,278
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	7,896	7,668

Net unrealized appreciation on investments	22,483	8,946

Net realized/unrealized gains on investments	15,752	8,400

Net increase in net assets resulting from operations	$24,517	$19,163

Net investment income after income taxes per common share
Basic	$0.44	$0.62
Diluted	0.43	0.61

Net increase in net assets resulting from operations per common share
Basic	$1.23	$1.10
Diluted	1.21	1.09

Dividends declared per share	$0.85	$0.74

Weighted average common shares outstanding
Basic	19,912,883	17,426,097
Diluted	20,180,694	17,659,831

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2012	December 31, 2011
Assets
Medallion loans, at fair value	$294,388	$307,167
Commercial loans, at fair value	56,919	54,159
Investment in Medallion Bank and other controlled subsidiaries, at fair value	99,083	85,932
Equity investments, at fair value	4,620	4,577
Investment securities, at fair value	—	—

Net investments	455,010	451,835

Cash and cash equivalents	26,875	29,352
Accrued interest receivable	957	1,120
Fixed assets, net	601	466
Goodwill, net	5,069	5,069
Other assets, net	54,953	49,189

Total assets	$543,465	$537,031

Liabilities
Accounts payable and accrued expenses	$3,144	$6,040
Accrued interest payable	1,233	1,708
Funds borrowed	322,770	357,779

Total liabilities	327,147	365,527

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	216,318	171,504

Total liabilities and shareholders’ equity	$543,465	$537,031

Number of common shares outstanding	21,651,204	17,719,570
Net asset value per share	$9.99	$9.68

Total managed loans	$1,060,693	$984,576
Total managed assets	1,219,224	1,141,806